: :
Date: 07/16/2015

Receipt Numl:ler: 5068485

4;?7.. State of Utah .c..mour.t Paid: f37.00

,f@\ DEPARTMENT OF COMMERCE

\...1{1 Division of Corporations & Commercial Code

I Articles of Amendment to Articles of Incorporation (Profit)

RECEIVED


JUL 1 6 2015


Non-Refundable Processing Fee: $37.00

Utah Div. of Corp. & Comm. Cede

Pursuant to UCA 16-1 Oa part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:


1. The name of the corporation is: _ra_ _lli_B_ o_ x_,_I_n_c_. -------
----------------
2.
The date the following amendment(s) was adopted: _0_7_/_1 _5_/1_5______
_________
..If changing the corporation name, the new name of the corporation is:
3

4. The text of each amendment adopted (include attachment if additional space needed):
Add David Josiah Kneusel as Director. Address: 547 22nd Street, Ogden, UT 84403 Add Ronald Kneusel as Director. Address: 12560 Meade Ct., Bloomfield, CO 80020

Add Kyle Mercer as Director. Address 881 W. State, #140-432, Pleasant Grove, UT 84062

Authorize Additional 13,500,000 hares of common stock.

5.If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing theamendment if not contained in the amendment itself:
6. Indicate the manner in which the amendment(s) was adopted
(mark only one):
I ./ ! Adopted by Incorporators or Board of Directors -Shareholder action not required.
[ I Adopted by Shareholders -Number of votes cast for amendment was sufficient for approva l.

7. Delayed effective date (if not to be effective upon filing) (not to exceed 90 days)
Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by meand is, to t e st of my knowledge and belief, true, correct and complete.

r


Date:


07/15/15


Under GRAMA {63-2-201}, all registration information maintained by the Division is may use the business entity physical address rather than the residential or private add Utah -...


Mailing/Faxing Information:www.corporations.utah.gov/contactus.htr


)V


Amount Due:

$37.00

$37.00